Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Merger Agreement”), dated as of March 31, 2016, made and entered into by and between AFI Intermediate Co., a Pennsylvania corporation (“AFI Intermediate”), and Armstrong Flooring, Inc., a Delaware corporation (“AFI”).

WHEREAS, AFI Intermediate and AFI are each direct, wholly-owned subsidiaries of Armstrong World Industries, Inc., a Pennsylvania corporation (“AWI”);

WHEREAS, the board of directors of AWI (the “AWI Board”) has determined that it is in the best interests of AWI to separate AWI’s flooring business from its ceilings (building products) business, creating two independent industry-leading publicly traded companies;

WHEREAS, in furtherance of the foregoing, the AWI Board adopted and approved a Plan of Division (the “Plan of Division”) to effect the separation by means of a division (the “Division”) pursuant to and in accordance with the Entity Transactions Law of the Commonwealth of Pennsylvania, 15 Pa.C.S. §311 et seq. (the “Pennsylvania Entity Transactions Law”);

WHEREAS, pursuant to and in accordance with the Plan of Division, AWI has filed a Statement of Division with the Department of State of the Commonwealth of Pennsylvania pursuant to Section 366 of the Pennsylvania Entity Transactions Law;

WHEREAS, effective as of the Division Effective Time (as defined in the Statement of Division), AWI divided into AWI, which was the dividing association and retained the properties and liabilities related primarily to the AWI Business (as defined in the Plan of Division), and AFI Intermediate, a Pennsylvania corporation that was created by, and resulted from, the Division, which was allocated the assets and liabilities related primarily to the AFI Business (as defined in the Plan of Division);

WHEREAS, AWI and AFI are parties to that certain Separation and Distribution Agreement, dated as of March 11, 2016 (the “Separation and Distribution Agreement”), which sets forth the principal corporate transactions required to effect the separation of AWI’s flooring business from its ceilings (building products) business and certain other matters, as set forth therein;

WHEREAS, pursuant to and in accordance with the Separation and Distribution Agreement, the parties desire to merge AFI Intermediate with and into AFI, with AFI surviving the merger; and

WHEREAS, pursuant to Section 252 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of AFI has, by resolutions duly adopted, approved and declared the advisability of the Merger and this Merger Agreement;

WHEREAS, pursuant to Sections 251(f) and 252 of the DGCL, no vote of the stockholders of AFI is necessary to authorize the Merger or the Merger Agreement;

WHEREAS, pursuant to Section 333 and Subchapter B of the Pennsylvania Entity Transactions Law, the Board of Directors of AFI Intermediate has, by resolutions duly adopted, approved and declared the advisability of the Merger and this Merger Agreement; and

WHEREAS, immediately after the execution and delivery of this Agreement by the parties, AWI, in its capacity as the sole shareholder of AFI Intermediate, will adopt this Agreement by execution and delivery of an action by written consent of the sole shareholder of AFI Intermediate.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with Subchapter C of Chapter 3 of the Pennsylvania Entity Transactions Law and Section 252 of the DGCL, at the Effective Time (as defined below) AFI Intermediate shall be merged with and into AFI (the “Merger”). AFI shall be the surviving entity in the Merger and is herein referred to in such capacity as the “Surviving Corporation.” The Merger shall become effective on the later of (a) at the time and on the date of filing of a Certificate of Merger (the “Certificate of Merger”) relating to the Merger with the Office of the Secretary of State of the State of Delaware or at such other time, if any, as shall be specified in such Certificate of Merger, or (b) at the time and on the date of filing of a Statement of Merger (the “Statement of Merger”) relating to the Merger with the Office of the Secretary of State of the Commonwealth of Pennsylvania or at such other time, if any, as shall be specified in such Statement of Merger (the effective time of the Merger, as determined in accordance with this Section 1, being referred to herein as the “Effective Time”).

2. Effects of Merger. At the Effective Time, AFI Intermediate shall be merged with and into AFI and the separate existence of AFI Intermediate shall cease. The Merger shall have the effects set forth in the Pennsylvania Entity Transactions Law and the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all the property, rights, privileges, immunities, powers and franchises, and be subject to all of the debts, liabilities, obligations, restrictions, disabilities and duties, of AFI Intermediate, all as provided under applicable law.

3. Certificate of Incorporation and Bylaws. The Certificate of Incorporation and Bylaws of AFI, each as in effect immediately prior to the Effective Time, shall continue to be the Certificate of Incorporation and Bylaws of the Surviving Corporation until amended in accordance with the terms thereof and applicable law.

4. Board of Directors. The board of directors of the Surviving Corporation shall consist of the persons serving as directors of AFI immediately prior to the Effective Time, and shall serve as directors of the Surviving Corporation until such time as their successors have been duly elected or appointed in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

5. Officers. The officers of the Surviving Corporation shall consist of the persons serving as officers of AFI immediately prior to the Effective Time, and shall serve as officers of the Surviving Corporation until such time as their successors have been duly elected or appointed in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

6. Cancellation of Shares.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of capital stock of AFI Intermediate issued and outstanding immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) At the Effective Time, each share of any class of capital stock of AFI issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding, shall be unaffected by the Merger and shall represent an identical share of issued and outstanding capital stock of the Surviving Corporation. As a result of the Merger, all issued and outstanding capital stock of the Surviving Corporation will be held by AWI.

7. Further Assurances. From time to time, as and when required by the Surviving Corporation or by its successors and assigns, there shall be executed and delivered on behalf of AFI Intermediate, such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of AFI Intermediate and otherwise to carry out the purposes of this Merger Agreement, and the officers of the Surviving Corporation are fully authorized in the name and on behalf of AFI or otherwise to take any and all such action to execute and deliver any and all such deeds and other instruments.

8. Amendment and Modification. This Merger Agreement may be amended or modified at any time by the parties hereto, but only pursuant to an instrument in writing signed by the parties and only in accordance with applicable provisions of applicable law.

9. Entire Agreement; Assignment. This Merger Agreement, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

10. Validity. The invalidity or unenforceability of any term or provision of this Merger Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions in any other situation or in any other jurisdiction.

11. Governing Law. This Merger Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware, except to the extent that the Pennsylvania Entity Transactions Law and the other laws of the Commonwealth of Pennsylvania are applicable hereto.

12. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Merger Agreement or in any way affect this Merger Agreement.

13. Counterparts. This Merger Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be signed by their respective duly authorized officers as of the date first above written.

AFI INTERMEDIATE CO.

By:	/s/ Christopher S. Parisi
Name: Christopher S. Parisi
Title: Authorized Officer

ARMSTRONG FLOORING, INC.

By:	/s/ John W. Thompson
Name: John W. Thompson
Title: Authorized Officer